EXHIBIT 8.1



                         [Hunton & Williams letterhead]



                                 March 30, 2000


Oakwood Mortgage Investors, Inc.
101 Convention Center Drive, Suite 850
Las Vegas, Nevada  89109

Credit Suisse First Boston Corporation
11 Madison Avenue
New York, New York  10010

Banc of America Securities LLC
100 North Tryon Street
Charlotte, North Carolina 28255

Fitch IBCA, Inc.
One State Street Plaza
New York, New York  10004

                        Oakwood Mortgage Investors, Inc.
                        --------------------------------
                  Senior/Subordinated Pass-Through Certificates
                  ---------------------------------------------
                                  Series 2000-A
                                  -------------
Ladies and Gentlemen:

                  We have acted as tax counsel for Oakwood Mortgage Investors, Inc., a Nevada corporation ("OMI"), in connection with the formation of the OMI Trust 2000-A (the "Trust") and the issuance of $316,945,000 initial principal balance of Senior/Subordinated Pass-Through Certificates (the "Certificates"), which represent beneficial ownership interests in the Trust and consist of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class M-1, Class M-2, Class B-1, Class B-2, Class X, and Class R Certificates. The Certificates represent the entire beneficial ownership interest in the Trust and are being issued pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2000, among OMI, Oakwood Acceptance Corporation, a North Carolina corporation ("OAC"), and Chase Manhattan Trust Company, National Association, as trustee (the "Trustee"), which incorporates by reference the Standard Terms to Pooling and Servicing Agreement, May 1999 Edition (together, the "Pooling and Servicing Agreement"). Any capitalized term used and not defined herein shall have the meaning assigned to it in the Pooling and Servicing Agreement.

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                  The assets of the Trust consist primarily of the Contracts, the Mortgage Loans, and certain other accounts. The Contracts and the Mortgage Loans were acquired by OMI from Oakwood Capital Corp. ("OCC") pursuant to a sales agreement between OMI and OCC dated as of March 1, 2000 (the "Sales Agreement"). Pursuant to the Pooling and Servicing Agreement, elections will be made for two identified groups of the assets of the Trust to be treated as separate real estate mortgage investment conduits ("REMICs") for federal income tax purposes. One such group of assets (the "Pooling Assets") consists principally of the Contracts, the Mortgage Loans, and the Distribution Account. The other such group of assets (the "Issuing Assets") consists of the nine Subaccounts.

                  We have reviewed the originals or copies of (i) OMI's registration statement on Form S-3 (No. 333-72621) (the "Registration Statement"); (ii) the Articles of Incorporation, by-laws, and other corporate documents of OMI; (iii) the prospectus supplement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class M-1, Class M-2 and Class B-1 Certificates (the "Offered Certificates") dated March 28, 2000, together with the base prospectus dated March 28, 2000 (collectively, the "Prospectus"); (iv) the Pooling and Servicing Agreement; (v) the Sales Agreement; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the statements and legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences" and in the Prospectus Supplement under the caption "Summary of Terms - Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to investors in the Offered Certificates. Also based on the foregoing and subject to the qualifications stated herein, we are of the opinion that if (i) OMI, OAC, OCC, the Trustee, and the other parties to the issuance transaction comply (without waiver) with all of the provisions of the Pooling and Servicing Agreement and the other documents prepared and executed in connection with such transaction, (ii) the Certificates are issued as described in the Prospectus, and (iii) elections properly are made and filed for each of the Pooling Assets and the Issuing Assets to be treated as a separate REMIC pursuant to Section 860D of the Code, the Pooling Assets and the Issuing Assets will qualify as separate REMICs (the "Pooling REMIC" and the "Issuing REMIC," respectively), the Subaccounts will be considered the "regular interests" in the Pooling REMIC, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class M-1, Class M-2, Class B-1, Class B-2 and Class X Certificates will be considered the "regular interests" in the Issuing REMIC, and the Class R Certificates will represent the "residual interest" in each of the Pooling REMIC and the Issuing REMIC on the date of issuance thereof and thereafter, assuming continuing compliance with the REMIC Provisions.

                  You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

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                  North Carolina may have jurisdiction to tax the Pooling REMIC and the Issuing REMIC at the entity level. North Carolina generally conforms its income tax laws to the federal income tax laws with certain special provisions and exceptions. We are of the opinion that neither the Pooling REMIC nor the Issuing REMIC will be subject to North Carolina income tax except to the extent that it is subject to federal income tax (e.g., in the case of a prohibited transaction). We also are of the opinion that neither the Pooling REMIC nor the Issuing REMIC will be subject to North Carolina franchise tax, but the Secretary of Revenue may require that each such REMIC register to maintain such exemption. We assume that any required registrations will be properly made if and when requested by the Secretary of Revenue. Furthermore, we are of the opinion that neither the Pooling REMIC nor the Issuing REMIC will be subject to any other North Carolina taxes, except for taxes such as sales and use taxes, property (ad valorem) taxes and transfer (real estate conveyance) taxes that may apply to the acquisition, holding, use, sale or other disposition of real or personal (including certain intangible) property by such REMICs. These opinions are based on our interpretation of existing law, but there can be no assurance that such law will not be modified or that a contrary position will not be taken by the North Carolina Department of Revenue.

                  No opinion has been sought and none has been given concerning
(i) the tax consequences of the transaction under the laws of any state other than North Carolina or (ii) the tax consequences of the acquisition, ownership, or disposition of the Certificates under federal law or the laws of any state.

                  We hereby consent to the filing of this opinion under cover of Form 8-K to be incorporated by reference as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                     Very truly yours,



                                                     /s/ Hunton & Williams

03352/07767





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